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EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Credit Suisse Group:

        We consent to the use of our report dated March 30, 2006, with respect to the consolidated balance sheets of Credit Suisse Group and subsidiaries (the "Group") as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Group's Annual Report 2005 and is incorporated by reference in the Group's annual report on Form 20-F for the year ended December 31, 2005 and incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report contains an explanatory paragraph that states that in 2005 the Group changed its method of accounting for share-based compensation, in 2004 the Group changed its method of accounting for certain variable interest entities and in 2003 the Group changed its methods of accounting for certain nontraditional long-duration contracts and separate accounts, variable interest entities and share-based compensation.

        We also consent to the use of our report on financial statement schedules I, III and IV, which is dated March 30, 2006 and included in the Group's annual report on Form 20-F for the year ended December 31, 2005 and incorporated by reference herein.

KPMG Klynveld Peat Marwick Goerdeler SA

/S/ DAVID L. JAHNKE	/S/ ROLAND MÜLLER
David L. Jahnke	Roland Müller
Certified Public Accountant	Certified Accountant
Auditor in Charge

Zurich, Switzerland
April [3], 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM